                                                                     EXHIBIT 3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN
EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF
1933, AS AMENDED, UNLESS THE COMPANY HAS RECEIVED THE WRITTEN OPINION OF COUNSEL
SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, ASSIGNMENT OR TRANSFER
DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION OF SUCH SECURITIES UNDER
THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.

Issue Date:       October 10, 2000

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. WARRANT
This certifies that, for value received,                 or registered assigns
(the "Holder") is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from ENVIRONMENTAL
SOLUTIONS WORLDWIDE, INC., a Florida corporation (the "Company"), subject to
adjustment in accordance with Section 7 hereof,             fully paid and
nonassessable restricted shares of the Company's Common Stock, $.001 par value per share (the "Common Stock") at the per share exercise price of $1.20 (the
"Exercise Price").
          Definitions.
         (a) "Convertible Securities" shall mean any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common
Stock, other than Excluded Securities.
         (b) "Excluded Securities" shall mean (i) shares of Common Stock or stock options issued pursuant to stock option or executive ownership plans, where such plans have been approved by a majority of the non-employee members of the Company's Board of Directors and the shares of Common Stock issuable upon exercise of such options; (ii) shares of Common Stock issued pursuant to any offering solely to existing Company shareholders on a pro rata basis; or (iii)
shares of Common Stock issued pursuant any registration statement filed on Form
S-8 with the United States Securities and Exchange Commission.
         (c) "Options" shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities, other than Excluded
Securities.
         (d) "Organic Change" shall mean any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the
Company's assets to another Person or other transaction in each case which is elected in such a way that holders of Common Stock are entitled to receive
(either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.
         Exercise Period. The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, at any time from time to time during the Exercise Period, which shall commence at 11:59 p.m. (Miami, Florida time) on October 10, 2000 and shall end at 5:00 p.m. (Miami, Florida time) on
October 10, 2005.
         Exercise of Warrant.
         (a) During the Exercise Period and provided this Warrant has not been terminated, this Warrant shall be exercised, in whole or in part and from time to time, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly executed at the principal offices of the Company (or such other office or agency of the Company as it may designate) and upon payment of the
Exercise Price of the shares thereby purchased. Payment of the Exercise Price shall be made by check or bank draft payable to the order of the Company. As a condition to the exercise of this Warrant, the Holder agrees to furnish or cause to be furnished to the Company such documents and opinions of counsel as may reasonably be required to satisfy the Company that the shares of Common Stock that are issued upon the exercise of rights represented by this Warrant (the
"Warrant Shares") may be issued to the Holder pursuant to an exemption from the registration requirements of, and otherwise in compliance with, applicable federal and state securities laws.
         (b) Upon exercise, the Holder shall be entitled to receive, promptly after payment in full, one or more certificates, issued in the Holder's name or in such name or names as the Holder may direct, subject to the limitations on transfer contained herein, for the number of shares of Common Stock so purchased. The shares so purchased shall be deemed to be issued as of the close of business on the date on which this Warrant shall have been exercised.
         (c) The Company covenants that all Warrant Shares will be fully paid, nonassessable, and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

         (d) The Holder acknowledges that it has the privilege of declaring this transaction null and void provided the Holder communicates such intention to the
Company in writing within three (3) days of the tender of its consideration.
         Investment Representation. The Holder, by acceptance of this Warrant, represents and warrants to the Company that this Warrant and all securities acquired upon any and all exercises of this Warrant are purchased for the
Holder's own account for investment, and not with view to resale or distribution of either this Warrant or any securities purchasable upon exercise hereof and subject to the terms of a Subscription Agreement of even date herewith.
         Sale or Transfer the Warrant; Legend. Neither this Warrant nor the
Warrant Shares may be sold or transferred unless either (i) they first shall been have registered under the Securities Act and any applicable state securities laws and such sale is made in accordance with, and pursuant to, such registration statement, or (ii) the Company first shall have been furnished with an opinion of legal counsel satisfactory to the Company to the effect that such sale or transfer is exempt from the registration requirements of the Securities
Act and such state laws. Notwithstanding the foregoing, this Warrant may be transferred by the original Holder hereof to any of its affiliates without the requirement of an opinion of legal counsel, so long as such transfer is in compliance with federal and state securities laws. Each certificate representing any Warrant or any Warrant Shares that has not been registered and that has not been sold pursuant to an exemption that permits removal of the legend shall bear a legend referring to such restrictions on transfer, substantially in the form of the legend affixed to this Warrant. Upon the request of a holder of a certificate representing any Warrant Shares, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received either (i) an opinion of counsel reasonably satisfactory to the
Company to the effect that such legend may he removed from such certificate or
(ii) if Paragraph (k) of Rule 144 or a substantially similar successor rule remains in force and effect, representations from the Holder that such Holder is not then, and, has not been during the preceding three months, an affiliate of the Company and that such Holder has beneficially owned the security (within the meaning of Rule 144) for two years or more (or such shorter period as may then be specified in Rule 144).
         Cashless Exercise. The holder of this Warrant may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the
Company upon such exercise in payment of the Exercise Price, elect instead to receive upon such exercise the "Net Number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

         Net Number = (A x B) - (A x C)
                      ----------------
                                   B

                  For purposes of the foregoing formula:
         A=       the total number of shares with respect to which this
                  Warrant is then being exercised.
         B=       the fair market value of the Common Stock on the date
                  immediately preceding the date of the subscription notice.
         C= Exercise Price then in effect at the time of such exercise.
The "fair market value" of the Common Stock shall be the last closing trade price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("Bloomberg"), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m. Eastern Time as reported by
Bloomberg, or, if the foregoing do not apply, the last closing made price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the lowest ask price and lowest bid price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.
         Adjustments to Exercise Price. The Exercise: Price and die number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:
         (a) Adjustment of Exercise Price upon Issuance of Common Stock. If and whenever after the date of this Warrant the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock, other than Excluded
Securities, for a consideration per share less than a price (the "Applicable
Price") equal to the Exercise Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale the Exercise Price then in effect shall be reduced to an amount equal to such consideration per share.

         b) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 7(a) above, the following shall be applicable:
                            Issuance of Options. If the Company in any manner
grants any Options and the lowest price her share for which one share of Common
Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(b)(i), the "lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the
Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such
Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.
                            Issuance of Convertible Securities. If the Company
in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange thereof is less than the Applicable Price, then such share of Common
Stock shall be deemed to be outstanding and to have been issued and sold by the
Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(b)(ii), the "lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion or exchange of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issuance or such Common
Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any
Options for which adjustment of the Exercise Price had been or is to be made pursuant to other provisions of this Section 7(b), no further adjustment of the
Warrant Exercise Price shall be made by reason of such issue or sale.
                            Change in Option Price or Rate of Conversion. If the
purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible
Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible
Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the tune initially granted, issued or sold and the number of shares of Common Stock acquirable hereunder shall be correspondingly readjusted. For purposes of this Section 7(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the
Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment pursuant to this Section 7(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.
         (c) Effect on Warrant Exercise Price of Certain Events. For purposes of determining the adjusted Exorcise Price under Sections 7(a) and 7(b), the following shall be applicable:
                  (i) Calculation of Consideration Received. If any Common
Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock,
Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration. If any Common Stock, Options or Convertible
Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. If a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or the issuance of any Options or
Convertible Securities consists of property other than cash or securities, such consideration shall be deemed to have a fair market value as determined by the
Board of Directors of the Company.
                  (ii) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific

consideration is allocated to such Options by the parties thereto, the Options will be deemed within three (3) business days of receiving a request that the
Company's Board of Directors allocate the consideration received in such integrated transaction to have been issued for a consideration of $0.01 unless, within such three (3) business day period, the Company's Board of Directors has provided written notice to the Holder that the Company has allocated such consideration.
                  (iii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock unless such shares are cancelled.
                  (iv) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities
or (2) to subscribe for or purchase Common Stock, Options or Convertible
Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the malting of such other distribution or the date of the granting of such right of subscription or purchase, as the case may
be.
         (d) Adjustment of Warrant Exercise Price and Number of Shares upon
Subdivision or Combination of Common Stock. If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of
Common Stock into a greater number of shares, any Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately increased. If the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, any Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common
Stock obtainable upon exercise of this Warrant will be proportionately decreased. Any adjustment under this Section 7(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.
         (e) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions
(including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's
Board of Directors will make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 7(e) will increase the Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Section 7.
         (f) Notices.
             (i) Immediately upon any adjustment of a Exercise Price, the
Company will give written notice thereof to the holder of this Warrant, setting forth in reasonable detail, and certifying, the calculation of such adjustment.
             (ii) The Company will give written notice to the holder of this Warrant at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.
             (iii) The Company will also give written notice to the holder of this Warrant at least ten (10) days prior to the date on which any Organic
Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.
         Purchase Rights; Reorganization, Reclassification, Consolidation,
Merger or Sale.
         (a) In addition to any adjustments pursuant to Section 7 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holder of this Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of
Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         (b) Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such
Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance reasonably satisfactory to the Holder) to deliver to such
Holder in exchange for such Warrants, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holders (including an adjusted exercise price equal to the value for the Common Stack reflected by the terms of such consolidation, merger or sale, and exercisable for a corresponding number or shares of Common Stock acquirable and receivable upon exercise of this
Warrant, if the value so reflected is less than any Exercise Price in effect immediately prior to such consolidation, merger or sale). Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holder) to insure that such Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of the
Warrants, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the exercise of this Warrant as of the date of such Organic Change.
         No Impairment. The Company will not, by amendment of its Certificate of
Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this
Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (a)
will not increase the par value of any shares of stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, and
(b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the exercise of this Warrant.
         Reservation of Stock Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, all shares of Common Stock (or other securities)
from time to time issuable upon the exercise of this Warrant.
         Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the
Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and in case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new warrant of like tenor and dated as of such cancellation in lieu of this Warrant; provided, however, if any Warrant of which the original holder, its nominee, or any of its partners or affiliates is the registered holder is lost, stolen or destroyed, the affidavit of the registered holder setting forth the circumstances with respect to such loss theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Warrant in replacement of such lost, stolen or destroyed
Warrant other than the registered holder's unsecured written agreement to indemnify the Company.
         No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this
Warrant. In lieu thereof, a cash payment shall be made equal to such fraction multiplied by the Exercise Price.
         Charges, Taxes and Expenses. Issuance of certificates for Warrant
Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company.
         No Rights as Shareholder. This Warrant does not entitle the Holder to any voting rights, dividend rights or other rights as a shareholder of the
Company prior to exercise and payment in full of the Exercise Price in accordance with Section 3 hereof.
         Remedies. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not adequate and may be enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
         Notices. All notices, requests, consents, demands, and other communications under this Warrant shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class trail, registered or certified, postage prepaid, or overnight mail via a nationally recognized courier providing a receipt for delivery and properly addressed to such address as may have been furnished to the Company in writing by the holder of the
Warrant, or, until an address is so furnished, to and at the address of the last holder of this Warrant who has so furnished an address to the Company.
         Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Florida, without regard to the conflicts of laws provisions of such state. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.
This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. The Holder acknowledges that if he/she/it is a resident of the state of Florida, he/she/it has the privilege of declaring this transaction null and void provided the Holder communicates such intention to the Company in writing within three (3) days of the tender of his/her/its consideration for the this Warrant. Further, this Warrant is subject to the terms and conditions of a subscription agreement executed by the parties which is incorporated herein by reference.

NOW THEREFORE, the Company has caused this Warrant to be executed in its corporate name by its duly authorized officer and to be dated as of the issue date set forth on the first page of this Warrant.

                                 ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

                                 By:  /s/
                                 ----------------------------------------------
                                 Name:    Bengt Odner
                                 Title:   Chairman

FORM OF ASSIGNMENT
(To be signed only on transfer of Warrant)

TO: ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. For value received, the undersigned hereby sells, assigns, and transfers unto ____________ the right represented by the within Warrant to purchase _________ shares of Common Stock of Environmental
Solutions Worldwide, Inc. to which the within Warrant relates, and appoints
_____________________ Attorney to transfer such right on the books of
Environmental Solutions Worldwide, Inc. with full power of substitution in the premises.

Dated: _______________________           ______________________________________
                                         (Signature must conform to name of
                                         Holder as specified on the face of this
                                         Warrant)

                                         -------------------------------------
                                         (Address)

Signed in the presence of:

-----------------------------

NOTICE OF EXERCISE OF WARRANT
-----------------------------
TO:      ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
Pursuant to the terms of the attached Warrant, the undersigned hereby elects to purchase _______ shares of Common Stock of Environmental Solutions Worldwide,
Inc., and either (i) tenders herewith payment of the Exercise Price of such shares in full or (ii) by indicating "cashless exercise" below, directs that payment of the Exercise Price be made by cancellation as of the date of exercise of a portion of this Warrant in accordance with the provisions of Section 6 of the Warrant.
Please issue a certificate or certificates representing said shares of Common
Stock, in the name of the undersigned or in such other name(s) as is/are specified immediately below or, if necessary, on an attachment hereto:
                      Name                      Address
                      ----

In the event of partial exercise, please reissue an appropriate Warrant exercisable into the remaining shares.
Dated: ____________________              ____________________________________
                                         (Signature must conform to name of
                                         Holder as specified on the face of this
                                         Warrant)

                                         ------------------------------------
                                         (Address)

Signed in the presence of:

----------------------------